February 2013 Free Writing Prospectus Registration Statement No. 333-180289 Dated February 19, 2013 Filed Pursuant to Rule 433

Structured Investments

Opportunities in International Equities

PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

The PLUS offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying ETF Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this free writing prospectus. All references to “Reference Asset” in the prospectus supplement and the ETF Underlying Supplement shall refer to the “underlying shares” herein. At maturity, if the price of the underlying shares has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, at maturity, if the price of the underlying shares has depreciated, the investor will lose 1% for every 1% decline in the underlying shares from the pricing date to the valuation date. The PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares. Investors may lose up to 100% of the stated principal amount of the PLUS. All payments on the PLUS are subject to the credit risk of HSBC.

INDICATIVE TERMS
Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	February 26, 2015, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement
Underlying shares:	Shares of the WisdomTree® India Earnings Fund (the “index fund”) (Bloomberg symbol: “EPI”)
Aggregate principal amount:	$
Payment at maturity:

•     If the final share price is greater than or equal to the initial share price:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final share price is less than the initial share price:

$10 x the share performance factor

This amount will be less than the stated principal amount of $10. You may lose all of your investment. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	500%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	The closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Closing price:	The closing price of the underlying shares on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “EPI UP <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date*:	February 23, 2015, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$12.95 to $13.25 per PLUS (129.50% to 132.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date*:	On or about February 22, 2013
Original issue date*:	On or about February 27, 2013 (3 business days after the pricing date)
CUSIP:	40433T273
ISIN:	US40433T2731
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and Issue Price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$	$	$
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental plan of distribution (conflicts of interest).”

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the PLUS.

Investment in the PLUS involves certain risks. See “Risk Factors” beginning on page 4 of this free writing prospectus, page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the PLUS, or determined that this free writing prospectus or the accompanying ETF Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the related ETF Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares
▪	To enhance positive returns and potentially outperform the underlying shares in a moderately bullish scenario
▪	To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

Maturity:	Approximately two years
Leverage factor:	500%
Maximum payment at maturity:	$12.95 to $13.25 per PLUS (129.50% to 132.50% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at maturity:	None. You may lose your entire initial investment in the PLUS.
Coupon:	None

Key Investment Rationale

The PLUS offer 500% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $12.95 to $13.25 per PLUS (129.50% to 132.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. However, if the price of the underlying shares has decreased as of the valuation date, investors will lose 1% for every 1% that the price has decreased. Investors may lose up to 100% of the stated principal amount of the PLUS.

Investors can use the PLUS to enhance returns up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying shares. All payments on the PLUS are subject to the credit risk of HSBC.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.
Upside Scenario	The price of the underlying shares increases and, at maturity for each PLUS, we will pay the stated principal amount of $10 plus 500% of the share percent increase, subject to a maximum payment at maturity of $12.95 to $13.25 per PLUS (129.50% to 132.50% of the stated principal amount).
Par Scenario	The price of the underlying shares does not change, at maturity for each PLUS, we will pay the stated principal amount of $10.
Downside Scenario	The price of the underlying shares declines, at maturity for each PLUS, we will pay less than the stated principal amount in an amount that is proportionate to the decline.

February 2013	Page 2

PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

How the PLUS Work

 Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS assuming the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	500%.
Hypothetical maximum payment at maturity:	$13.10 per PLUS (31.00% of the stated principal amount). The actual maximum payment at maturity will be between $12.95 to $13.25 per PLUS and will be determined on the pricing date.

PLUS Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than the initial share price, investors would receive the $10 stated principal amount plus 500% of the appreciation of the underlying shares over the term of the PLUS, subject to a hypothetical maximum payment at maturity of $13.10 per PLUS. Under the hypothetical terms of the PLUS, an investor would realize the hypothetical maximum payment at maturity at a final share price of 106.20% of the initial share price.
▪	For example, if the underlying shares appreciates 3%, investors would receive a 15% return, or $11.50 per PLUS.
▪	For example, if the underlying shares appreciates 20%, investors would receive only the hypothetical maximum payment at maturity of $13.10 per PLUS, or 131% of the stated principal amount.
▪	Par Scenario: If the final share price is equal to the initial share price, investors would receive the stated principal amount of $10 per PLUS.
▪	Downside Scenario: If the final share price is less than the initial share price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the underlying shares.
▪	For example, if the underlying shares depreciates 20%, investors would lose 20% of their principal and receive only $8 per PLUS at maturity, or 80% of the stated principal amount.

February 2013	Page 3

PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

Risk Factors

We urge you to read the section “Risk Factors” on page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying prospectus supplement. Investing in the PLUS is not equivalent to investing directly in the underlying shares or in any of the stocks held by the index fund. You should understand the risks of investing in the PLUS and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the PLUS in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement, including the explanation of risks relating to the PLUS described in the following sections:

“— Risks relating to all note issuances” in the prospectus supplement;

“— General risks related to index funds” in the ETF Underlying Supplement;

“—Securities prices generally are subject to political, economic, financial, and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets” in the ETF Underlying Supplement;

“—Risks associated with non-U.S. companies” in the ETF Underlying Supplement;

“—Time differences between the domestic and foreign markets and New York City may create discrepancies in the trading level or price of the notes” in the ETF Underlying Supplement;

“—The notes are subject to currency exchange risk” in the ETF Underlying Supplement; and

“—There are risks associated with emerging markets” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the initial share price, you will receive for each PLUS that you hold a payment at maturity that is less than the stated principal amount of each PLUS by an amount proportionate to the decline in the price of the underlying shares, subject to the credit risk of HSBC. You may lose up to 100% of the stated principal amount of the PLUS.
▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $12.95 to $13.25 per PLUS (129.50% to 132.50% of the stated principal amount). Although the leverage factor provides 500% exposure to any amount by which the final share price is over the initial share price, because the payment at maturity will be limited to 129.50% to 132.50% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than 5.90% to 6.50% of the initial share price will not further increase the return on the PLUS. The actual maximum payment at maturity will be determined on the pricing date.
▪	Credit risk of HSBC USA Inc. The PLUS are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the PLUS will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the PLUS depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the PLUS and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.
▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield, as applicable, of the underlying shares and the securities held by the index fund, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Information about the WisdomTree® India Earnings Fund” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.
▪	Investing in the PLUS is not equivalent to investing in the underlying shares. Investing in the PLUS is not equivalent to investing in the underlying shares. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares.
▪	Adjustments to the underlying shares or the underlying index could adversely affect the value of the PLUS. WisdomTree India Earnings Index® (the “underlying index”) is the underlying index of the index fund. The investment advisor to the index fund, WisdomTree Asset Management, Inc. (the “investment advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index.

February 2013	Page 4

PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

Under its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks held by the index fund. In addition, the publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the level of the underlying index. Further, the publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. Any such actions could affect the value of and the return on the PLUS.
▪	The underlying shares have a limited trading history. The underlying shares have been publicly traded only since 2008. Similarly, the levels of the underlying index have only been published since December 2007. Accordingly, there is only a limited trading history available for the underlying shares and the underlying index upon which you can evaluate their prior performance.
▪	Certain built-in costs are likely to adversely affect the value of the PLUS prior to maturity. The original issue price of the PLUS includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the PLUS. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase PLUS from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the stated maturity date could result in a substantial loss to you. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your PLUS to maturity.
▪	The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of the underlying shares on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops on the valuation date to at or below the initial share price, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of the underlying shares on the valuation date.
▪	The PLUS are subject to risks associated with Indian equity securities. The underlying shares tracks the prices of Indian equity securities. Investments in securities linked to the value of Indian equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about Indian companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and Indian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in Indian markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.
▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the PLUS. As calculation agent, HSBC or one of its affiliates will determine the initial share price and the final share price, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the underlying shares, may adversely affect the payout to you at maturity. Although the calculation agent will make all determinations and take all action in relation to the PLUS in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your PLUS. The calculation agent is under no obligation to consider your interests as a holder of the PLUS in taking any actions, including the determination of the initial share price, that might affect the value of your PLUS.
▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying shares or its component stocks), including trading in the underlying shares or stocks held by the index fund as well as in other instruments related to the underlying shares. Some of our affiliates also trade the underlying shares or stocks held by the index fund and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading

February 2013	Page 5

PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the level at which the underlying shares must close so that an investor does not suffer a loss on the investor’s initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.
▪	The PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the PLUS is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the PLUS.
▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in a PLUS, please see the discussion under “Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

February 2013	Page 6

PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

Information About the WisdomTree® India Earnings Fund

We have derived all information contained in this free writing prospectus regarding the index fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, the WisdomTree Trust (“WTT”). We have not independently verified the accuracy or completeness of the information derived from these public sources. The index fund is an investment portfolio maintained and managed by WTT. Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to the index fund, and Mellon Capital Management Corporation is the sub-adviser to the index fund. The index fund is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including the index fund. Information provided to or filed with the SEC by WTT under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in this free writing prospectus.

Investment Objective and Strategy

The index fund is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index (the “underlying index”). The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance. The inception date of the underlying index was December 3, 2007. The level of the underlying index is reported by Bloomberg L.P. under the ticker symbol “MVIDX.”

The index fund pursues a “passive” or indexing approach in attempting to track the performance of the underlying index. The index fund attempts to invest all, or substantially all, of its assets in the common stocks that make up the underlying index. The index fund generally uses a “Representative Sampling” strategy to achieve its investment objective, meaning that it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the underlying index as a whole.

Under normal circumstances, at least 95% of the index fund’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the underlying index. To the extent that the underlying index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the index fund will concentrate its investments to approximately the same extent as the underlying index.

The Underlying Index

The underlying index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.

The underlying index consists only of companies that:

•	are incorporated in India;
•	are listed on a major stock exchange in India;
•	have generated at least $5 million in earnings in their fiscal year prior to the annual index rebalance;
•	have a market capitalization of at least $200 million on the annual index rebalance;
•	have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index rebalance;
•	have traded at least 250,000 shares per month for each of the six months prior to the annual index rebalance; and
•	have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index rebalance.

Companies are weighted in the underlying index based on reported net income in their fiscal year prior to the annual index rebalance. The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. The product of the reported net income and IWF is known at the “Earnings Factor.” Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the underlying index.

Notwithstanding the criteria used to determine and calculate the underlying index, no assurances can be given that the underlying index will have a positive return during the term of the PLUS.

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PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

The maximum weight of any one sector in the underlying index, at the time of the underlying index’s annual rebalance, is capped at 25%. In response to market conditions, sector weights may fluctuate above 25% between annual index rebalance dates.

WisdomTree Investments, Inc. (“WTI”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards to define companies in each sector of the underlying index. The following sectors are included in the underlying index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industry groups. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

As of February 14, 2013, there were 220 components in the underlying index, with a total index market capitalization of $1.02 trillion. As of February 14, 2013, 57.73% of the weight of the index consisted of securities with market capitalizations of over $10 billion, 30.27% of the underlying index consisted of securities with market capitalizations of between $2 and $10 billion, and 12.01% of the underlying index consisted of companies with market capitalizations of less than $2 billion. Set forth in the table below are the top ten components of the underlying index by weight, as of February 14, 2013:

Component	Weight
1. Reliance Industries Ltd	8.62%
2. Oil & Natural Gas Corp Ltd	6.91%
3. Infosys Technology	6.75%
4. Tata Motors Ltd	4.58%
5. Housing Development Finance Co	4.42%
6. ICICI Bank Ltd	2.92%
7. Tata Consultancy Services Ltd	2.48%
8. State Bank of India Ltd	2.29%
9. HDFC Bank Ltd	2.08%
10. Axis Bank Ltd	2.00%

Set forth in the table below are the industry groups of the underlying index by weight, as of February 14, 2013.

Industry Group	Weight
1. Energy	20.73%
2. Banks	19.87%
3. Software & Services	13.11%
4. Materials	10.42%
5. Capital Goods	9.45%
6. Diversified Financials	5.30%
7. Utilities	4.51%
8. Automobiles & Components	3.87%
9. Pharmaceuticals, Biotechnology & Life Sciences	3.23%
10. Food Beverage & Tobacco	2.41%

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PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

Historical Information

The following graph sets forth the historical performance of the underlying shares based on the daily historical closing prices from February 25, 2008 through February 14, 2013. The closing price for the underlying shares on February 14, 2013 was $19.15. We obtained the closing prices below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Historical Performance of the Underlying Shares – Daily Closing Prices February 25, 2008 to February 14, 2013

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
2/25/2008*	3/31/2008	$26.27	$21.00	$22.82
4/1/2008	6/30/2008	$25.65	$18.06	$18.22
7/1/2008	9/30/2008	$21.98	$14.42	$15.97
10/1/2008	12/31/2008	$16.06	$8.74	$11.35
1/2/2009	3/31/2009	$12.21	$8.82	$10.94
4/1/2009	6/30/2009	$19.15	$11.08	$17.35
7/1/2009	9/30/2009	$21.10	$15.63	$21.03
10/1/2009	12/31/2009	$22.47	$18.88	$22.07
1/4/2010	3/31/2010	$23.49	$19.78	$23.33
4/1/2010	6/30/2010	$24.34	$11.63	$22.75
7/1/2010	9/30/2010	$26.60	$22.49	$26.37
10/1/2010	12/31/2010	$28.71	$24.28	$26.39
1/3/2011	3/31/2011	$26.72	$21.73	$24.79
4/1/2011	6/30/2011	$25.58	$22.10	$23.96
7/1/2011	9/30/2011	$24.47	$18.04	$18.15
10/3/2011	12/30/2011	$20.72	$15.45	$15.60
1/3/2012	3/30/2012	$21.59	$16.12	$19.28
4/2/2012	6/29/2012	$19.70	$15.42	$17.23
7/2/2012	9/30/2012	$19.01	$16.27	$18.94
10/1/2012	12/31/2012	$19.90	$17.56	$19.37
1/2/2013	2/14/2013**	$20.50	$19.10	$19.15

* The underlying shares began trading publicly on February 25, 2008. As a result, there is limited trading information for the first quarter of 2008 and no trading information prior to that date. This limited historical performance for the underlying shares is not necessarily indicative of its future performance.

** As of the information set forth above for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through February 14, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

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PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

Additional Information About the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	40433T273
ISIN:	US40433T2731
Minimum ticketing size:	$1,000 / 100 PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each PLUS, and therefore significant aspects of the tax treatment of each PLUS is uncertain as to both the timing and character of any inclusion in income in respect of each PLUS. Under one approach, each PLUS could be treated as a pre-paid executory contract with respect to the underlying shares. We intend to treat each PLUS consistent with this approach. Pursuant to the terms of each PLUS, you agree to treat each PLUS under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each PLUS as a pre-paid executory contract with respect to the underlying shares. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to each PLUS prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the PLUS for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the underlying shares). Under the “constructive ownership” rules, if an investment in the PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a PLUS will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the underlying shares on the original issue date of the PLUS at fair market value and sold them at fair market value on the Maturity Date (if the PLUS was held until the Maturity Date) or on the date of sale or exchange of the PLUS (if the PLUS was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the PLUS (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the PLUS).

Although the matter is not clear, there exists a risk that an investment in the PLUS will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a PLUS will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the PLUS over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the underlying shares at fair market value on the original issue date of the PLUS for an amount equal to the “issue price” of the PLUS and, upon the date of sale, exchange or maturity of the PLUS, sold such underlying shares at fair market value (which would reflect the percentage increase in the value of the underlying shares over the term of the security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the index fund or any of the entities whose stock is included in the index fund would be treated as a passive foreign investment company (a “PFIC”) or United States real property holding corporation (a “USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the underlying shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. holder or non-U.S. holder, as the case may be. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the underlying shares and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the underlying shares is or becomes a PFIC or a USRPHC.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the PLUS) should be required to accrue

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PLUS Based on the Price of the WisdomTree® India Earnings Fund due February 26, 2015

Performance Leveraged Upside SecuritiesSM

income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a PLUS is required to accrue income in respect of the PLUS prior to the receipt of payments under the PLUS or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a PLUS as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) of the PLUS could be subject to U.S. withholding tax in respect of a PLUS. It is unclear whether any regulations or other guidance would apply to the PLUS (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the PLUS.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the PLUS.

For a further discussion of U.S. federal income tax consequences related to each PLUS, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the PLUS from HSBC for distribution to Morgan Stanley Smith Barney LLC. HSBC Securities (USA) Inc. will act as agent for the PLUS and will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.20 for each PLUS they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Events of Default and Acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the PLUS, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this free writing prospectus. In such a case, the third scheduled trading day for the underlying shares immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Events of Default” in the accompanying prospectus.

Where You Can Find More Information:

This free writing prospectus relates to an offering of securities linked to the underlying shares identified on the cover page. The purchaser of a PLUS will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the offering of PLUS relates to the underlying shares identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the underlying shares or any component security included in the underlying shares or as to the suitability of an investment in the PLUS.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and ETF Underlying Supplement dated March 22, 2012. If the terms of the PLUS offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-2 of the accompanying ETF Underlying Supplement and page S-3 of the accompanying

February 2013	Page 11

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Performance Leveraged Upside SecuritiesSM

prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at .www.sec.gov as follows:

The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

This document provides a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying ETF Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

February 2013	Page 12